Exhibit 99.1

FOR IMMEDIATE RELEASE

Del Medical Systems Group Introduces the
DEL Image Management System at RSNA 2007

Direct Radiography Acquisition System with DR Flat Panel Technology

Franklin Park, IL – November 26, 2007 -- Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or "the Company") today announces the DEL Image Management System (DEL IMS) DR acquisition system for use in a broad range of radiographic studies. The system is designed to deliver outstanding image quality, image consistency and improve diagnostic workflow in the exam room and throughout the radiographic department.

The DEL IMS includes an industry-leading Trixell® flat panel detector, an integrated operator console and complete generator integration.  The Trixell Pixium 4600 DR panel converts x-ray energy into a digital image for more rapid review and diagnosis. The image can be stored and/or transmitted electronically as needed.

The digital radiography operator console is a single station that controls all imaging functions. Designed to expedite workflow for the technologist, the console integrates network and print connectivity, exam configuration, anatomical programming, exposure settings, image acquisition and storage.

According to M. Thomas Boon, Vice President of Global Sales & Marketing for the Medical Systems Group, “It is our intention to integrate the DEL IMS technology into our full range of radiographic systems including tables, wall stands, U-Arm positioners and generators so we can provide our customers with the digital systems that best meet their imaging requirements.”

The DEL IMS is DICOM 3.0 compliant including Print, Store and Modality Worklist.  The system is currently in its first clinical implementation in a hospital outside Milan, Italy.  Del Global’s subsidiary Villa Sistemi Medicali recently secured a twelve system tender in Europe for the D-View MP system that incorporates the DEL IMS technology.  Planned clinical release in the United States is scheduled for Q1 of 2008.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. The company's web site is www.delglobal.com

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.
James A. Risher, Chief Executive Officer
(847) 288-7065

Mark Zorko, Chief Financial Officer
(847) 288-7003

MEDIA RELATIONS:
M. Thomas Boon, VP Global Sales and Marketing
(847) 288-7023